Exhibit 10.1

AMENDMENT NO. 1 TO
SEPARATION AND DISTRIBUTION AGREEMENT

           This AMENDMENT NO. 1 TO SEPARATION AND DISTRIBUTION AGREEMENT (this “Amendment”) is made as of July 27, 2005 by and between Texas Industries, Inc. (“TXI”), a Delaware corporation, and Chaparral Steel Company (“Chaparral”), a Delaware corporation, and, as of the date hereof, a wholly-owned subsidiary of TXI.

          WHEREAS, TXI and Chaparral have previously entered into the Separation and Distribution Agreement dated as of July 6, 2005 (the “Agreement”).

          WHEREAS, the parties have determined that it would be advisable to amend Section 5.14(a) of the Agreement as provided herein.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1.       Definitions.  All terms not defined in this Amendment are used as defined in the Agreement.

2.       Amendment.  Section 5.14(a) of the Agreement is hereby amended and replaced in its entirety by the following:

(a)     Unexercisable Options.   Each outstanding option to purchase TXI Common Stock that is held by a Chaparral Business Employee or a Chaparral director (a “TXI Option”) shall, to the extent such TXI Option is not exercisable as of the Cessation Time, be cancelled and replaced with a substitute option granted by Chaparral to purchase from Chaparral shares of Chaparral Common Stock (a “Substitute Option”).  The number of shares of Chaparral Common Stock subject to each Substitute Option and the exercise price per share will be calculated in accordance with the following formulas:

Number of Substitute Options Shares = Number of TXI Option Shares / (Post-Spin Chaparral Closing Price / Pre-Spin TXI Closing Price)

Exercise Price per Share = Post-Spin Chaparral Closing Price x Closing Price Ratio

where

“Number of Substitute Option Shares” is the number of shares of Chaparral Common Stock subject to a Substitute Option that will be granted by Chaparral to a Chaparral Business Employee or a Chaparral director.  Any fractional number will be rounded down to the next whole number.

“Number of TXI Option Shares” is the number of shares of TXI Common Stock subject to an unvested TXI Option held by a Chaparral Business Employee or a TXI director at the Cessation Time.

“Post-Spin Chaparral Closing Price” is the closing price of Chaparral Common Stock sold in the when-issued market on the Distribution Date.

“Pre-Spin TXI Closing Price” is the closing price of TXI Common Stock sold in the regular way (i.e., with due bills)  on the Distribution Date.

“Exercise Price per Share” is the exercise price per share of a Substitute Option that will be granted by Chaparral to a Chaparral Business Employee or a Chaparral director.

“Closing Price Ratio” is the exercise price per share of an unvested TXI Option divided by the Pre-Spin TXI Closing Price.

Employment or service credited by TXI and its Subsidiaries and Affiliates and Chaparral shall be taken into account in determining when such Substitute Options become exercisable, and when they terminate.  Except as otherwise provided herein, each substitute option shall be exercisable upon the same terms and conditions as were applicable under the related TXI Option immediately prior to the Cessation Time.

3.      Miscellaneous.  The Agreement, as expressly amended herein, remains in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their authorized representatives as of the date first above written.

TEXAS INDUSTRIES, INC.

By	/s/ MEL. G. BREKHUS

Name:	Mel G. Brekhus
Title:	President and Chief Executive Officer

CHAPARRAL STEEL COMPANY

By	/s/ J. CELTYN HUGHES

Name:	J. Celtyn Hughes
Title:	Vice President and Chief Financial Officer